Exhibit 10-12

ACTION BY UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF DIRECTORS OF

FIRST MORTGAGE CORPORATION

The undersigned, being all of the directors of First Mortgage Corporation, a California corporation, hereby approve the following resolution and consent to its adoption:

RESOLVED, that the option grant date of the 1993 Stock Option Plan for Non-Employee Directors is hereby amended and extended to the last business day in July 2000.

This written consent is executed pursuant to Section 307 of the General Corporation Law of the State of California and shall be filed in the minute book of the Company.

Dated: July 30, 2000

Clement Ziroli

Bruce G Norman

Pac Dong

Harold Harrigian

Robert E. Weiss